Exhibit 107
Calculation of Filing Fee Table
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________
MGIC INVESTMENT CORPORATION
(Exact name of Registrant as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $1.00 per share	Other	8,440,000(3)	$24.39(2)	$205,851,600(2)	0.00015310	$31,516
Total Offering Amounts				-	$205,851,600	-	$31,516
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$31,516

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of MGIC Investment Corporation (the “Registrant”) that become issuable under the MGIC Investment Corporation 2025 Omnibus Incentive Plan (the “Plan”) in accordance with the adjustment and anti-dilution provisions of the Plan.
(2)    Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $24.39, the average of the high and low price per share of the Registrant’s common stock on the “when-issued” trading market as reported on the New York Stock Exchange on April 25, 2025.
(3)    Represents 8,440,000 shares of the Registrant’s common stock issuable under the Plan.